Exhibit 99.1

Orleans Homebuilders Announces Bank Amendment and Limited Unaudited Financial Information for Fiscal Year and Three Months Ended June 30, 2009

BENSALEM, Pa., Oct. 1 /PRNewswire-FirstCall/ -- Orleans Homebuilders, Inc. (the “Company”) (Amex: OHB) announced today that on September 30, 2009, the Company entered into the Third Amendment to its Second Amended and Restated Revolving Credit Loan Agreement dated September 30, 2008 (as amended, the “Credit Facility”), effective immediately.  The terms of the Third Amendment are substantially similar to the terms of the Second Amendment to the Credit Facility dated August 13, 2009.  The Third Amendment effectively extends for approximately one month the borrowing base relief, minimum liquidity covenant deferral, existing loan fee payment deferral and other accommodations provided by the Second Amendment.  This amendment allows the Company and its lending group additional time to continue to work towards obtaining a maturity extension of the Company’s Credit Facility (which matures on December 20, 2009) as well as certain longer term modifications to borrowing base availability and other covenants. However, as discussed herein, there can be no assurance that the Company and its lenders under the Credit Facility (the “Lenders”) will be able to agree on the terms of a maturity extension and longer term modifications to the Credit Facility.

The Company continues to work actively with its bank lending group to obtain an amendment to its existing $375 million Credit Facility and extension of the December 20, 2009 maturity date of the facility, by approximately October 31, 2009 or thereabouts.  In light of these ongoing negotiations and uncertainty, the Company also announced today that it did not make the $639,000 quarterly payment due on September 30, 2009 with respect to the $30 million issue of 8.52% trust preferred securities.  The Company currently intends to make the $639,000 quarterly payment on its $30 million of trust preferred securities in conjunction with the effectiveness of any amendment and maturity date extension of its Credit Facility that it may obtain.  While the Company currently believes that a Credit Facility maturity extension and other necessary modifications to borrowing base availability and other covenants may be obtained, the Company can offer no assurance as to the terms of any extension or modifications or that it will be able to obtain such a Credit Facility maturity extension or other modifications at all or on acceptable terms, or obtain alternative financing in the event it does not obtain such a Credit Facility maturity extension and other necessary modifications.  Accordingly, there is no assurance that the Company will actually make the quarterly interest payment in the future.

The Company also announced that on September 29, 2009 the Company filed a Form 12b-25 with the Securities and Exchange Commission, which stated that the Company was unable to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2009 on a timely basis without unreasonable effort or expense.  Accordingly, the Company is not currently providing information concerning expense items, inventory impairments, balance sheet and other information until it files its Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

The Company currently anticipates filing its Annual Report on Form 10-K for the fiscal year ended June 30, 2009 by October 31, 2009; however, the Company can offer no assurance that it will be able to do so.  The Company currently anticipates having an earnings call for its fourth fiscal quarter after it files its Annual Report on Form 10-K.

The Company also announced today limited unaudited financial information, including (i) its revenues, net new orders and cancellation rate for the three months and fiscal year ended June 30, 2009; (ii) its backlog, cash and cash equivalents, debt, net debt and liquidity as of June 30, 2009; (iii) the amount of its backlog, net debt and liquidity as of August 31, 2009; (iv) preliminary guidance for the percentage increase in the amount of year-over-year net new orders for the fiscal year 2010 first quarter ended September 30, 2009 versus the comparable prior year period; (v) the impacts from the curtailment of the retirement and disability benefits under the supplemental retirement executive plan in June 2009; and (vi) a detailed summary of regional closings, net new orders and backlog.

Financial Highlights for the Three Months Ended June 30, 2009:

•                  Total earned revenues for the three months ended June 30, 2009 were $83.7 million compared to $192.2 million for the three months ended June 30, 2008, a decrease of 56.5% or $108.5 million.

•                  Fiscal year 2009 fourth quarter residential property revenue decreased 56.9% to $81.5 million (208 homes) compared to $189.3 million (433 homes) for the prior year period.  The average selling price for homes delivered in the fiscal 2009 fourth quarter was $392,000 compared to $437,000 in the prior year period.

•                  Fiscal year 2009 fourth quarter net new orders decreased 37.0% to $71.9 million (208 homes) compared to $114.1 million (286 homes) for the prior year period.  The fiscal year 2009 fourth quarter net new orders increased by 12.1% sequentially from the fiscal 2009 third quarter, versus a 5.9% sequential net new order decrease from the fiscal 2008 third quarter to the fiscal 2008 fourth quarter.  The average selling price for net new orders during the fiscal quarter ended June 30, 2009 was $346,000 compared to $399,000 for the quarter ended June 30, 2008.

•                  The backlog at June 30, 2009 decreased 38.3% to $147.1 million (340 homes) compared to $238.3 million (486 homes) at June 30, 2008.  At June 30, 2009, 89.2% of this backlog was in the Company’s Northern and Southern regions, compared with 89.6% in those regions at June 30, 2008.  The average selling price for homes in backlog at June 30, 2009 was $433,000 compared to $490,000 as of June 30, 2008.

•                  The Company’s cancellation rate was approximately 21% for the three months ended June 30, 2009, which is a decrease from the 25% rate for the three months ended June 30, 2008.  This decrease was primarily driven by improvements in the cancellation rate in the Company’s Northern and Southern regions.

•                  The Company owned or controlled approximately 5,673 building lots at June 30, 2009, which included approximately 1,003 building lots controlled through contracts and options.  At June 30, 2008, the Company owned or controlled approximately 7,229 building lots, which included approximately 1,847 building lots controlled through contracts and options. This represents a 21.5% decrease in total owned and controlled lots, and a 13.2% decrease in owned lots.  As of June 30, 2009, approximately 53% of the Company’s owned lots are in its Northern region; approximately 35% in its Southern region; approximately 7% are in its Midwestern region; and approximately 5% in its Florida region.

•                  Effective as of June 30, 2009, the Company amended the terms of its Supplemental Executive Retirement Plan (the “SERP”) to, among other things, terminate the retirement and disability benefits provided to participants in the SERP and to delete the provisions related to the acceleration of the vesting of benefits in the event of a change of control.  The SERP continues only to provide death benefits to a participant’s survivors in the event a participant dies while employed by the Company.  This termination of the retirement benefit and the disability benefit under the Company’s supplemental executive retirement plan was accounted for as a curtailment and resulted in a reduction in accrued liabilities of $6.7 million, a pre-tax and after-tax gain of $4.9 million, and other comprehensive income of $1.8 million pre-tax ($0.8 million after-tax).  For additional discussion of the curtailment of the retirement and disability benefits under the SERP, please refer to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2009.

As a result of its assessment of inventory in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” the Company has concluded that an impairment of its inventory exists.  Further, as the attention of the Company’s senior management has been focused on matters relating to its Credit Facility, the Company has not yet been able to adequately review the inventory impairment charges to be recorded.  Accordingly, the Company is not able to give a reasonable estimate of the inventory impairment charges or loss per share for the Company’s fiscal 2009 fourth quarter at this time.  At this time, however, the Company does believe that its fourth quarter of fiscal 2009 results, including its fourth quarter of fiscal 2009 basic and diluted loss per share from continuing operations will likely be impacted by a material amount of non-cash inventory impairment charges. There will be no tax impact as a result of these charges due to a full valuation allowance against our deferred tax assets.  The fourth quarter of fiscal 2008 results included inventory impairment charges of approximately $20 million.

Financial Highlights for the Year Ended June 30, 2009:

•                  Total earned revenues for the fiscal year ended June 30, 2009 were $330.9 million compared to $583.3 million for the fiscal year ended June 30, 2008, a decrease of 43.3% or $252.4 million.

•                  Fiscal year 2009 residential property revenue decreased 42.7% to $322.2 million (770 homes) compared to $562.2 million (1,262 homes) for the prior year.  The average selling price for homes delivered in fiscal year 2009 was $418,000 compared to $445,000 in the prior year.

•                  Fiscal year 2009 net new orders decreased 52.1% to $231.0 million (624 homes) compared to $482.6 million (1,139 homes) for the prior year period.  The average selling price for net new orders during the fiscal year ended June 30, 2009 was $370,000 compared to $424,000 for the year ended June 30, 2008.

•                  The Company’s cancellation rate was approximately 28% for the year ended June 30, 2009, which is an increase from the 26% rate for the fiscal year ended June 30, 2008.  Cancellation rates decreased sequentially since the end of the first quarter of fiscal year 2009.  The rates by quarter were 36% for the first quarter, 31% for the second quarter, 27% for the third quarter and 21% for the fourth quarter.

Jeffrey P. Orleans, Chairman and Chief Executive Officer stated: “We would like to thank our bank lending group for their continuing support. We look forward to continuing to work together toward a mutually satisfactory maturity extension.  We believe that the worst of the housing and economic downturn is behind us.  In our fiscal 2009 fourth quarter, we saw our second consecutive quarter of sequential net new order growth.  We remain focused on the challenges.  I am cautiously optimistic as we are seeing increased new orders and traffic in our communities compared to the historically low levels of the past year.  We are not out of the woods, but I expect that in the first quarter of fiscal year 2010, we will see the first year-over-year net new order growth in approximately two years.  This growth will be driven primarily by improvements in our Southern and Northern regions.  We believe the September 30th fiscal quarter year-over year new order growth will be approximately 35%.”

Net Debt and Liquidity

As of June 30, 2009, the Company had cash and cash equivalents of $8.4 million, restricted cash due from title companies of $4.4 million, restricted cash — customer deposits of $5.9 million, marketable securities of $6.3 million, mortgage and other note obligations of $333.0 million and subordinated note obligations of $105.0 million compared to cash and cash equivalents of $72.3 million, restricted cash due from title companies of $19.3 million, restricted cash — customer deposits of $8.3 million, mortgage and other note obligations of $396.1 million and subordinated note obligations of $105.0 million as of June 30, 2008.

The Company defines “net debt” as total mortgage and other note obligations plus subordinated notes less the aggregate of cash and cash equivalents, marketable securities, restricted cash — due from title companies, but excluding restricted cash — customer deposits.

•                  During the fourth quarter of fiscal 2009, the Company’s net debt decreased by $22.6 million from $441.5 million as of March 31, 2009 to $418.9 million as of June 30, 2009.

•                  During fiscal 2009, the Company’s net debt increased by $8.7 million from $410.2 million as of June 30, 2008 to $418.9 million as of June 30, 2009.

•                  Since January 1, 2007, the Company’s net debt decreased by $165.0 million or 28% from $583.9 million as of December 31, 2006 to $418.9 million as of June 30, 2009.

The Company defines “liquidity” as the sum of cash and cash equivalents, restricted cash — due from title companies, marketable securities and net borrowing base availability.

•                  During the fourth quarter of fiscal 2009, the Company’s liquidity increased by $3.5 million, from $15.8 million as of March 31, 2009 to $19.3 million as of June 30, 2009.

•                  During the fiscal year ended June 30, 2009, the Company’s liquidity decreased by $51.9 million, from $71.2 million as of June 30, 2008 to $19.3 million as of June 30, 2009.  The decrease in liquidity was primarily due to cash used for operations, lower year-over-year backlog and decreased year-over-year net new orders, which have the impact of reducing our gross borrowing base, and inventory impairments during the year ended June 30, 2009, which decrease our borrowing base availability.

•                  As of August 31, 2009, the Company’s liquidity was approximately $17.4 million, a decrease of $1.9 million from $19.3 million as of June 30, 2009.

On August 3, 2009, the Company completed a private debt exchange offering, and related bank lender consent, for exchange of 100% of its $75 million aggregate principal amount of unsecured junior subordinated trust preferred securities issued by an affiliate of the Company on November 23, 2005 for newly issued unsecured junior subordinated notes due January 30, 2036 issued by OHI Financing, Inc., a wholly owned subsidiary of the Company (the “Junior Debt Exchange Agreement”), which includes a significant reduction of quarterly interest payments to 1% per annum on the principal amount of the new notes for each of the first five years ending on July 30, 2014, elimination of certain covenants and a significantly below par discounted optional redemption option (the “Below Par Redemption Option”) under the newly issued unsecured junior subordinated notes.  The Company has not yet determined the value of the Below Par Redemption Option of these new notes, but the Company will be required to recognize and account for the Below Par Redemption Option’s initial value separately as a derivative instrument.  Since the Below Par Redemption Option results in a benefit to Orleans, the Company will recognize the initial value of the derivative on its books as an asset with a corresponding liability. Any future changes in fair value of the asset will be reported in current period earnings.  The liability represents unamortized premium which will be amortized over the life of the new notes and included in the determination of the effective interest rate on the new unsecured junior subordinated notes.  Excluding the impact of the Below Par Redemption Option, our net debt as of August 31, 2009 was approximately $420.8 million compared to $418.9 million as of June 30, 2009, an increase of approximately $1.9 million.

For additional discussion of the Company’s completed Junior Debt Exchange Agreement, please refer to the Form 8-K and press release filed with the Securities and Exchange Commission on August 7, 2009.

Update for Net Orders and Backlog

•                  Backlog at August 31, 2009 was $160.2 million (383 homes) compared to $227.7 million (465 homes) at August 31, 2008, a decrease of 29.6% compared to the prior year period.   Backlog increased by 8.9% compared to June 30, 2009.

•                  The Company anticipates that the amount of net new orders for the first quarter of fiscal year 2010 will increase by approximately 35% as compared to the first quarter of fiscal year 2009, driven primarily by significant increases in the Southern and Northern regions.

Credit Facility and $30 Million 8.52% Trust Preferred Securities Update

On September 30, 2009, the Company entered into the Third Amendment to its Credit Facility.  The terms of the Third Amendment are substantially similar to the terms of the Second Amendment to the Credit Facility dated August 13, 2009.  The Third Amendment effectively extends for approximately one month the borrowing base relief, minimum liquidity covenant deferral, existing loan fee payment deferral and other accommodations provided by the Second Amendment.  This amendment allows the Company and its Lenders additional time to continue to work towards obtaining a maturity extension of the Company’s Credit Facility (which matures on December 20, 2009) as well as certain longer term modifications to borrowing base availability and other covenants.  However, as discussed herein, there can be no assurance that the Company and the Lenders will be able to agree on the terms of a maturity extension and longer term modifications to the Credit Facility.

The Company continues to work actively with its bank Lenders to obtain an amendment to its existing $375 million Credit Facility and extension of the December 20, 2009 maturity date of the facility, by approximately October 31, 2009 or thereabouts.  In light of these ongoing negotiations, the Company also announced today that it did not make the quarterly payment of $639,000 due on September 30, 2009 with respect to the $30 million issue of 8.52% trust preferred securities.  If the $639,000 quarterly payment is not made within the applicable 30-day cure period under the indenture, an event of default will occur under the $30 million issue of 8.52% trust preferred securities which would entitle the holders of such trust preferred securities to accelerate payment under the related junior subordinated notes after October 30, 2009.  The holders, may, however, choose not to exercise such right.  Expiration of this 30-day cure period under the junior subordinated notes would also constitute an event of default under the Credit Facility.  The Company currently intends to make the $639,000 quarterly payment on its $30 million of trust preferred securities in conjunction with the effectiveness of any amendment and maturity date extension of its Credit Facility that it may obtain.  This anticipated payment timing should approximate the end of the cure period under the junior subordinated notes indenture.  In addition, the Company currently intends to pay the regularly scheduled quarterly 1% per annum interest coupon of approximately $235,000 due on October 30, 2009 on the new subordinated notes issued under the Junior Debt Exchange Agreement which was completed on August 3, 2009.  While the Company currently believes that a Credit Facility maturity extension and other necessary modifications to borrowing base availability and other covenants may be obtained, the Company can offer no assurance as to the terms of any extension or modifications or that it will be able to obtain such a Credit Facility maturity extension or other modifications at all or on acceptable terms, or obtain alternative financing in the event it does not obtain such a Credit Facility maturity extension and other necessary modifications.  Accordingly, there is no assurance that the Company will actually make either the September 30th quarterly payment of $639,000 on the 8.52% trust preferred securities, or the quarterly payment of $235,000 due on October 30, 2009 on the new subordinated notes issued under the Junior Debt Exchange Agreement, in the future.

The Company anticipates that the one-month liquidity enhancement of the Second Amendment continued under the Third Amendment should meet the Company’s liquidity needs only up to approximately October 31, 2009.  The Company anticipates that without either a Credit Facility maturity extension and other modifications, or an additional amendment to the Credit Facility to increase borrowing base availability on or before November 2, 2009: (i) the net borrowing base availability at that time will be significantly less than the borrowings under the revolving Credit Facility at that time; (ii) the Company will be unable to pay an existing loan fee now due on October 31, 2009 without an additional deferral amendment; (iii) the Company will likely violate the minimum liquidity covenant at some time in early November 2009; (iv) the Company will violate certain other covenants under the Credit Facility at that time (or shortly thereafter);  and (v) the Company will likely not have sufficient liquidity to continue its normal operations at that time (or shortly thereafter).  In addition, the Company may need additional amendments to its Credit Facility for a variety of reasons on or prior to October 31, 2009.  For additional discussion of the Company’s liquidity, including a discussion of the scheduled December 20, 2009 maturity date of the Company’s Credit Facility, please refer to the Liquidity and Capital Resources section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the Securities and Exchange Commission on May 15, 2009, as well as the Current Report on Form 8-K and press release filed with the Securities and Exchange Commission on August 14, 2009.

Garry P. Herdler, Executive Vice President and Chief Financial Officer, stated, “Since January 1, 2007, we have met our stated objectives, including reducing net debt by approximately 28%, or approximately $165 million.  We have been cash flow positive or neutral in 8 of the past 10 quarters despite very difficult industry conditions.  As compared to June 30, 2006, we have reduced total lots, spec homes and headcount, each by over 65%, and we have refocused the land portfolio.  On August 3, 2009, we completed an important $75 million private debt exchange agreement to significantly reduce the interest coupon for the next five years, eliminate certain covenants and create a new significantly discounted below par redemption option.  We are working constructively with our lenders to obtain a bank maturity extension and other necessary longer-term facility modifications.  We cannot offer any assurance as to the terms of any extension or modification or that such a maturity extension and other modifications will be obtained at all or on acceptable terms in the short time remaining, or that other satisfactory alternatives will be available.”

Summary of Regional Closings, Net New Orders and Backlog

The tables below show the Company’s closings, net new orders for the Company’s fiscal quarter and fiscal year ended June 30, 2009 as compared to the comparable prior year periods ended June 30, 2008 as well as the Company’s backlog as of June 30, 2009 as compared to June 30, 2008.

Orleans Homebuilders, Inc

Summary of Deliveries by Region

(Dollars in thousands)

(Unaudited)

	Three Months
	Ended		Year Ended
	June 30,		June 30,
	2009	2008	2009	2008
DELIVERIES
Northern Region
Homes	81	161	325	486
Dollars	$34,536	$73,223	$144,746	$231,034
Average Sales Price	$426	$455	$445	$475

Southern region
Homes	104	183	340	514
Dollars	$38,628	$85,799	$137,604	$243,714
Average Sales Price	$371	$469	$405	$474

Midwestern region
Homes	20	63	81	142
Dollars	$7,545	$23,943	$33,959	$59,005
Average Sales Price	$377	$380	$419	$416

Florida region
Homes	3	26	24	120
Dollars	$831	$6,353	$5,933	$28,430
Average Sales Price	$277	$244	$247	$237

Total
Homes	208	433	770	1,262
Dollars	$81,540	$189,318	$322,242	$562,183
Average Sales Price	$392	$437	$418	$445

Orleans Homebuilders, Inc

Summary of New Orders by Region

(Dollars in thousands)

(Unaudited)

	Three Months
	Ended		Year Ended
	June 30,		June 30,
	2009	2008	2009	2008
NEW ORDERS
Northern Region
Homes	105	119	291	441
Dollars	$36,772	$48,267	$114,273	$196,217
Average Sales Price	$350	$406	$393	$445

Southern region
Homes	81	120	246	487
Dollars	$27,142	$49,056	$85,643	$216,945
Average Sales Price	$335	$409	$348	$445

Midwestern region
Homes	20	28	72	135
Dollars	$7,849	$12,485	$28,211	$52,157
Average Sales Price	$392	$446	$392	$386

Florida region
Homes	2	19	15	76
Dollars	$185	$4,338	$2,887	$17,260
Average Sales Price	$93	$228	$192	$227

Total
Homes	208	286	624	1,139
Dollars	$71,948	$114,146	$231,014	$482,579
Average Sales Price	$346	$399	$370	$424

Orleans Homebuilders, Inc

Summary of Backlog by Region

(Dollars in thousands)

(Unaudited)

	At June 30,
	2009	2008
BACKLOG
Northern Region
Homes	176	210
Dollars	$79,345	$109,818
Average Sales Price	$451	$523

Southern region
Homes	122	216
Dollars	$51,798	$103,759
Average Sales Price	$425	$480

Midwestern region
Homes	39	48
Dollars	$15,336	$21,084
Average Sales Price	$393	$439

Florida region
Homes	3	12
Dollars	$602	$3,648
Average Sales Price	$201	$304

Total
Homes	340	486
Dollars	$147,081	$238,309
Average Sales Price	$433	$490

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums.  The Company serves a broad customer base including first-time, move-up, luxury, empty nester and active adult homebuyers.  The Company currently operates in the following eleven distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated or expected financing arrangements, anticipated amendments to its Credit Facility, payments on its 8.52% Trust Preferred Securities and the new subordinated notes issued under the Junior Debt Exchange Agreement, anticipated increase in net new orders, anticipated interest payments relating to the Company’s trust preferred securities facilities, conditions in or recovery of the housing market, and economic conditions; the Company’s long-term opportunities; continuing overall economic conditions and conditions in the housing and mortgage markets and industry outlook; anticipated or expected operating results, revenues, sales, net new orders, backlog, pace of sales, spec unit levels, and traffic; future or expected liquidity, financial resources, debt or equity financings, amendments to or extensions of our existing revolving Credit Facility, strategic transactions and alternatives; other alternative recapitalization or exchange offer transactions; the anticipated impact of bank reappraisals; future impairment charges; future tax valuation allowance and its value; anticipated or possible federal and state stimulus plans or other possible future government support for the housing and financial services industries; anticipated cash flow from operations; reductions in land expenditures; the Company’s ability to meet its internal financial objectives or projections, and debt covenants; potential future land sales; the Company’s future liquidity, capital structure and finances; and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, our ability to modify or extend our existing Credit Facility or otherwise engage in a financing or strategic transaction; the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.  In addition, there can be no assurance that the Company will be able to obtain any amendment to or extension of its existing revolving Credit Facility or other alternative financing or adjust successfully to current market conditions.  Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008 filed with the SEC and subsequently filed Quarterly Reports on Form 10-Q.

CONTACT: Garry P. Herdler — Executive Vice President & Chief Financial Officer of Orleans Homebuilders, Inc., +1-215-245-7500